                                   For more information, contact:

                                   Roger K. Marach, Chief Financial Officer
                                   SpeedFam International, Inc.
                                   (602) 705-2100

                                   John S. Hodgson, Vice President and
                                   Chief Financial Officer
                                   Lisa Lyscio, Director, Investor Relations
                                   Integrated Process Equipment Corp.
                                   (602) 517-7200


FOR IMMEDIATE RELEASE

                       SPEEDFAM AND IPEC AGREE ON MERGER
               TO CREATE THE LEADING MANUFACTURER OF CMP SYSTEMS
              IN THE GLOBAL SEMICONDUCTOR CAPITAL EQUIPMENT MARKET

CHANDLER, Ariz.; SAN JOSE, Calif.--November 19, 1998--SpeedFam International Inc. (NASDAQ:SFAM) and Integrated Process Equipment Corp. (IPEC) (NASDAQ:IPEC), two leading suppliers of chemical mechanical planarization (CMP) systems to the semiconductor industry worldwide, today jointly announced the execution of a definitive merger agreement. The board of directors of each company has approved the agreement. Under its terms, all IPEC operations, technologies, products and services will be integrated with those of SpeedFam in a new entity that will be called SpeedFam-IPEC. The combined annual revenues of SpeedFam and IPEC--based on their results for the fiscal years ended May 31 and June 30, 1998, respectively--were $374.3 million.

     Under the terms of the merger agreement, SpeedFam shareholders will retain their existing shares of common stock. IPEC stockholders will receive 0.71 of a share of SpeedFam common stock for each share of IPEC common stock that they currently own. The approximate value of the transaction, based on the closing common stock prices for each company on November 19, 1998, is $195.9 million. The merged company's board of directors will consist of nine members, five from SpeedFam and four from IPEC. These will be primarily outside board members.

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SpeedFam and IPEC Agree on Merger

     "This merger will create the preeminent leader in CMP with more than 1,000 systems installed worldwide, and the broadest range of CMP systems available today," said Richard J. Faubert, president and chief executive officer of SpeedFam. "We believe that our complementary product lines -- IPEC's orbital AvantGaard systems and SpeedFam's rotational Auriga systems -- set industry standards for flexibility and high throughput. In our view, the combined technologies will enable the new company to better serve customers by offering systems optimized to support the entire range of CMP applications."

     "The combined technological strengths of SpeedFam and IPEC will have a synergistic effect, enabling the advance design of products and processes that anticipate customers' future needs," added Roger D. McDaniel, president and chief executive officer of IPEC. "The new entity will be better positioned to serve its combined customer base worldwide through a comprehensive global sales, service and support infrastructure. Finally, its strong financial position, combining the revenues and assets of both companies, will enable the new company to fund and execute its plans for continued growth and market leadership."

     The senior management team of the merged entity will consist of the following executives of each company:

     -- Co-chairmen of the board: James N. Farley, chairman, SpeedFam, and
        Sanjeev R. Chitre, chairman, IPEC

     -- Vice chairman of the board: Makoto Kouzuma, vice chairman, SpeedFam

     -- President and chief executive officer: Richard J. Faubert, president and chief executive officer, SpeedFam

     -- Chief operating officer and president of the CMP Group: Ralph D.
        Hartung, chief operating officer, IPEC

     -- Chief financial officer and treasurer: Roger K. Marach, chief financial officer and treasurer, SpeedFam.

     "The formation of this new management team is genuinely exciting," said Faubert. "It comprises 'the best and the brightest' in the CMP industry today. I'm looking forward to combining the world-class talents of the IPEC and SpeedFam teams."

     The transaction described above is subject to approval by SpeedFam shareholders and IPEC stockholders, normal regulatory approvals and other customary conditions. The merger is intended to

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SPEEDFAM AND IPEC AGREE ON MERGER

quality as a tax-free reorganization and to be accounted for as a pooling of interests. The transaction is expected to be consummated in approximately 90 days.


SPEEDFAM INTERNATIONAL, INC.

     SpeedFam International, Inc. designs, develops, manufactures, markets and supports chemical mechanical planarization (CMP) systems used in the fabrication of semiconductor devices and other high-throughput precision surface processing systems. SpeedFam's flat surface processing systems are also used in the thin film memory disk media, silicon wafer and general industrial components markets. In addition, the company markets and distributes polishing liquids (slurries), parts and consumables used in its customers' manufacturing processes. SpeedFam International, Inc. owns a 50-percent interest in each of two joint ventures, SpeedFam Co., Ltd. (the Far East Joint Venture) and Fujimi Corporation.


INTEGRATED PROCESS EQUIPMENT CORP.

     Integrated Process Equipment Corp. (IPEC) is a leading supplier of chemical mechanical planarization systems used in the manufacture of advanced semiconductors. IPEC Planar manufactures CMP equipment and CMP-related products. IPEC Precision manufactures advanced plasma-assisted etching and metrology equipment.

     Certain statements in this news release constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SpeedFam International and Integrated Process Equipment Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include the satisfaction of merger closing conditions; regulatory, shareholder and stockholder approvals of the merger; the actual closing of the merger; the actual effects of the merger on the combined companies and their customers; the timely development and market acceptance of the combined companies' future product offerings; the combined companies' ability to successfully integrate and achieve desired operating synergies and results; and others discussed in SpeedFam International's and Integrated Process Equipment Corp.'s respective filings with the Securities and Exchange Commission
(SEC). This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities. The offering with respect to the proposed merger will be made only by the proxy statement/prospectus that will be distributed to shareholders and stockholders in connection with the consideration of the transaction.


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